                                   EXHIBIT 23

            Consent of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
First Manitowoc Bancorp, Inc.
Manitowoc, Wisconsin

We consent to the inclusion of our reports dated January 21, 2005, relating to the consolidated balance sheets of First Manitowoc Bancorp, Inc. and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal controls over financial reporting in the Form 10-K of First Manitowoc Bancorp, Inc. for the year ended December 31, 2004, and to the use of our name in such form. We also consent to the incorporation by reference in the Registration Statement (No. 333-85749) on Form S-8 of First Manitowoc Bancorp, Inc. of our reports dated January 21,2005, appearing in the Form 10-K of First Manitowoc Bancorp, Inc.

Wipfli LLP

March 11, 2005
Green Bay, Wisconsin